Exhibit 99.2

CNL Hotels & Resorts
2Q ‘05 Conference Call & Webcast

August 16, 2005

Operator
Good afternoon ladies and gentlemen, and welcome to the CNL Hotels & Resorts Second Quarter 2005 Conference Call. I would now like to turn the meeting over to Brad Hatfield, Director of Investor Relations for CNL Hospitality Corp. Please go ahead sir.

Brad Hatfield - Director of Investor Relations, CNL Hospitality Corp.
Welcome and thank you for joining us today. If you have not already had an opportunity to review our results for the second quarter, you may log onto our Website at www.cnlhotels.com and click on the Investor Relations section for access to our Second Quarter Results Release and our report on Form 10-Q filed on August 15, 2005, and a replay of this call will be posted to our Website for 14 days.

With us today are Tom Hutchison, chief executive officer; John Griswold, president and chief operating officer; and Brian Strickland, executive vice president and chief financial officer.

Before we get underway, please be reminded that this call may contain certain statements which are considered forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events, including but not limited to the distribution level for 2005, disposition of five properties, expected use of proceeds from such sale, results achieved from capital reinvestments, expectations for future periods based on current period results and other factors.

Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Additional information concerning factors that could cause actual results to differ from those in these forward-looking statements is contained in our SEC filings, including our report on Form 10-K filed with the SEC on March 16, 2005 and our report on Form 10-Q filed with the SEC on August 15, 2005.

In this call, we will discuss non-GAAP financial information, such as RevPAR, ADR, FFO, Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA and EBITDA margin, which we believe are useful to investors. You can find this information, as well as a reconciliation to comparable GAAP financial measures, where applicable, in yesterday’s Second Quarter Results Release and in our report on Form 10-Q, which have been posted to our Website in the Investor Relations section.

Now, I’d like to turn things over to Tom Hutchison, our CEO, for his opening remarks. Tom.

Tom Hutchison - CEO, CNL Hotels & Resorts
Thank you Brad, and welcome everyone. We appreciate your continued interest in CNL Hotels & Resorts and for taking the time to listen to our call. The purpose of this call is to discuss our results for the quarter and year-to-date, and also to focus on the key drivers affecting those results and on the strategic initiatives of our company.

Your management of CNL Hotels & Resorts has laid a strong foundation over the last few years by opportunistically investing in a challenged lodging sector. Today, we are very pleased with the underlying strength of our portfolio. From 2001 to early 2004, we grew rapidly through acquisitions - with current total assets today at nearly $6 billion. Now we are increasing our focus on maximizing internal revenue growth through superior portfolio management and reinvestment efforts, which we believe will optimize long-term value. We also strengthened our financial position and reduced long-term debt by $413 million this past quarter, largely through the sale of $467 million in non-strategic assets.

We’re excited about where we are in the lodging cycle, and are pleased to report that the investments we have made and the foundation we have built have led us through another solid quarter. Let me take just a few minutes to share with you our highlights, which are compared to the second quarter or year-to-date periods ending June 30, 2004.

1.	Total revenue increased 9% to $391.4 million for the quarter, and 40.1% to $791 million year-to-date.
2.
Revenue per available room, which we refer to as RevPAR, increased 7.8% for the quarter, resulting from a 2.0 percentage point increase in occupancy to 77% and a 5.1% increase in average daily room rate, or ADR. RevPAR increased 9.5% year-to-date.

3.	Hotel and resort EBITDA margin was 31.5% for the quarter, representing a 1.5 percentage point increase. Hotel and resort EBITDA margin increased 1.3 percentage points to 31.9 year-to-date.
4.	Net income increased 1,398% to $32.9 million for the quarter, and increased 710% to $41.8 million year-to-date.
5.	Adjusted EBITDA increased 5.3% to $109.9 million for the quarter, and 46.4% to $232 million year-to-date.
6.	Adjusted Funds from Operations per diluted share decreased 13.5% to $0.32 for the quarter, and increased 22.2% to $0.77 year-to-date.

We believe these results underscore our commitment to maximize internal growth at our properties and to maintain our position as a leading owner of distinctive lodging assets.

As we look at the U.S. lodging industry, it too continues to demonstrate positive signs.

▪	According to Smith Travel Research, RevPAR for the industry increased 7.8% during the first half of 2005, driven by both room rate and occupancy gains.
▪
Lodging demand growth has been fueled by an increase in domestic travelers, whose terrorism fears have subsided since 9/11, as well as an increase in international travelers who have taken advantage of favorable exchange rates, and an increase in corporate travel budgets.

▪
Occupancies continue to increase as the demand for lodging rooms grows, while room supply remains low with a relatively small level of new hotel and resort properties being developed. Increased raw material costs have contributed to limited new lodging development, while the luxury and upper-upscale segments continue to see the lowest level of new construction as a result of the higher barriers to entry, including scarce availability of new development sites.

▪
The combination of limited new lodging supply, and the inflow of capital into the industry, has the resort property values on the rise.  According to Jones Lang LaSalle, the first half of 2005 has posted the highest degree of lodging investment activity in history which has led to record low capitalization rates.

And with that, I’d like to turn it over to John Griswold, our president and chief operating officer. John?

John Griswold - President & COO, CNL Hotels & Resorts
Thank you very much. As Tom mentioned, we are pleased with the RevPAR gains we achieved this quarter, considering the double-digit growth we experienced in 2004. And we continue to see improvement in our strong margins, which are propelled by robust travel from business travelers, escalating room rates and our ability to work with our management companies to control costs.

RevPAR for the Company’s 94 adjusted comparable properties increased by 7.8% to $107.80 in the second quarter as compared to the same period time of 2004. This was primarily the result of a 2.0 percentage point increase in occupancy to 77% and a 5.1% gain in ADR to $139.98. The EBITDA margin on total adjusted comparable properties improved in the second quarter by 1.5 percentage points to 31.5%. For the six months ended June 30, 2005, adjusted comparable RevPAR increased by 9.5% to $109.02, resulting from a 5.5% gain in ADR to $144.70 and a 2.7 percentage point increase in occupancy to 75.3%.

Let me turn for a moment to our luxury and upper-upscale assets, which represents 17,038 rooms in our portfolio, and also discuss the results generated by our repositioned or renovated assets.

RevPAR for the Company’s consolidated 35 luxury resort and upper-upscale properties - the lodging segments in which we are focused - posted an increase of 5.7% to $126.50 for the quarter, and EBITDA margin improved by 1.7 percentage points. Year-to-date, RevPAR for these properties increased 7.7% and EBITDA margin improved by 1.0 percentage point.

Forty-nine of our properties that have either undergone or are currently undergoing a change in management company - or brand affiliation and/or repositioning through renovation - have posted a RevPAR gain of 12.4% and EBITDA margin improved 2.2 percentage points for the quarter. Year-to-date, RevPAR for these properties increased 15.3% and EBITDA margin improved by 3.6 percentage points. We believe these results demonstrate the success of our capital reinvestment initiatives.

Total capital expenditures year-to-date were $55.2 million, with an additional $82.4 million planned in the second half of the year. Let me take a minute to highlight a few of these capital projects:

At the Doral Golf Resort & Spa in Miami, Florida, we are in the process of renovating the clubhouse and spa facilities while also redeveloping one the property’s famed golf courses, The Great White, with the one of the original designers - golf legend Greg Norman. We also plan to start construction this quarter on the previously announced 65,000-square-foot meeting facility, which will feature 24,000 square-foot of ballroom. We look forward to starting construction on this project during the third quarter of 2005. We anticipate the new ballroom facility and other renovations will attract larger groups to the resort, thereby increasing room, banquet and golf revenues.

We also anticipate breaking ground this quarter on our for-sale units at the Hotel del Coronado on the island of Coronado in San Diego, California. The development will include 11 beachfront buildings, six cottages and five three-story villas with 68 units. The units will be adjacent to a new 8,000-square-foot fitness center and renovated spa facilities. Once completed, we believe these investments will provide opportunity for increased room revenue and additional non-room income.

Another project includes bringing a new Shula’s Steak House to our recently renovated JW Marriott in New Orleans. Build out for the project will begin this month and is expected to be completed in early November just in time to take advantage of the height of the NFL season.

We believe that these value-enhancing opportunities will help drive room rates, create new income-generating venues and positively impact group bookings to our properties.

Now, I will turn it over to Brian Strickland, our executive vice president and chief financial officer, to review our financial activities.

Brian Strickland - Executive Vice President & Chief Financial Officer
Thanks John. As Tom mentioned earlier, we remain focused on effectively managing our corporate capital structure, as reflected by our recent significant debt reductions and favorable financing. In alignment with our strategic objectives, we will continue to evaluate our portfolio for opportunities to harvest value and recycle capital in order to enhance our financial flexibility.

We reduced long-term debt by $413 million in the second quarter, using proceeds from the sale of 31 non-strategic assets. Through our partnership in the JW Marriott Desert Ridge Resort & Spa, we also refinanced the construction debt for the property ahead of schedule, reducing the cost of debt for the partnership.

As previously announced, our board of directors declared a second quarter distribution rate of $0.25 per share, which the company expects to sustain for the remainder of 2005.

Also during the second quarter, we completed sale of 30 hotel properties to affiliates of Ashford Hospitality Trust, Inc., with a gain of $41.5 million, net of a loss on extinguishment of debt of $7.7 million, as well as the sale of the Holiday Inn Express in Austin, Texas.

Subsequent to the quarter, on July 15, 2005, we entered into an agreement with Pyramid Hotel Opportunity Venture LLC to sell five hotel properties for $109 million, with an estimated total net gain of $2.1 million, net of an estimated loss on extinguishments of debt of $2.5 million.

The five properties are Doubletree Hotel San Diego/Del Mar, Hotel Rex, Beverly Heritage, Hilton San Francisco Fisherman’s Wharf and Holiday Inn Columbia. We purchased the properties in 2003 through our acquisition of RFS Hotel Investors, Inc., and we expect to complete the transaction in the third quarter of 2005.

Year-to-date, we have sold 32 non-strategic hotels and are under contract to sell five additional properties for cumulative proceeds of $582.3 million. Proceeds from the sales are being used to primarily pay down existing long-term debt.

Let’s now turn it back over to Tom Hutchison for some closing remarks.

Tom Hutchison - CEO, CNL Hotels & Resorts, Inc.
Thank you, Brian. We’ve had a solid quarter, so let me summarize it by saying that we believe our strategy is working.

We have the commitment and the talent in place to achieve our corporate goals, and we will continue to concentrate on building value through disciplined leadership and a clear view of the following strategic objectives.

First, we will continue to focus on the ownership, acquisition and development of distinctive assets in the luxury resort and upper-upscale industry segments. This is our core focus, and that is where we see the greatest value potential.

Second, we will continue to concentrate on maximizing revenue growth at our properties through active portfolio management and value-enhancing reinvestment through renovation, expansion, development and rebranding.

And third, we will continue to focus on recycling capital through the selective sale of non-strategic assets. Again, we were successful this past quarter with the disposition of 31 properties and will continue to evaluate our portfolio for opportunities to generate value.

In closing, we are excited about the strength and quality of our portfolio, and believe our assets and the lodging industry are still in the early stages of recovery. Supply growth is limited, coupled by pricing power and robust business travel trends. Lodging fundamentals remain favorable for future dispositions and our strategic repositioning and renovation initiatives are delivering positive results.

We are committed to creating long-term value for our investors, and appreciate your continued confidence in CNL Hotels & Resorts.

We also want to remind everyone that the company’s Annual Shareholders Meeting will be taking place at our Orlando office on Friday, August 26, 2005 at 9:30am.

Our Investor Relations team will be happy to respond to any questions you may have, and can be contacted through our Investor Relations main number at 866-650-0650. Thank you for allowing us to be stewards of your investment in CNL Hotels & Resorts and for your time this afternoon. Have a great day.

Operator
This now concludes our conference call, thank you.

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